     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of May 1, 1996, by and between FRANKLIN ELECTRONIC PUBLISHERS, INC. ("Franklin"), a Pennsylvania corporation with its office at One Franklin Plaza, Burlington, New Jersey 08016, and MORTON E. DAVID ("Employee"), an individual residing at 33 Stonebridge Road, Montclair, New Jersey 07042.

                                  BACKGROUND
                                  ----------

     Franklin wishes to assure itself of the continued services of Employee for the period provided in this Employment Agreement, and Employee is willing to serve in the employ of Franklin for said period, subject to and upon the terms hereinafter provided.

                              TERMS OF EMPLOYMENT
                              -------------------

      The parties agree as follows:

      1.    Employment.
            ----------

      A. Franklin hereby employs Employee as its Chief Executive Officer for the period (the "Employment Period") commencing on April 1, 1996 and ending on March 31, 2001, unless sooner terminated in accordance with this Employment Agreement. Employee hereby accepts such employment, agrees to be responsible for the overall management and supervision of all of the operations and activities of Franklin and its subsidiaries, agrees to perform such other services of a senior executive nature concomitant with his positions and offices as shall from time to time be assigned to him by or pursuant to authorization of the Board of Directors of Franklin and agrees, subject to paragraph B of this section 1, diligently and competently to devote all of his business time, efforts, skill and attention to such services.

     B. Franklin acknowledges that Employee has and may in the future acquire other business interests and that, subject to the restrictions set forth in section 10 hereof, Employee may devote a portion of his business time and attention to such interests. In addition, Franklin acknowledges that Employee may devote a portion of his business time and attention to activities having a charitable, educational or other public interest purpose. Employee agrees that the portion of his business time and attention devoted to such interests and activities will not exceed 20% of his business time and attention.

     C. As Chief Executive Officer of Franklin, Employee shall report to and be responsible to only the Board of Directors of Franklin.

     D. During the Employment Period, Employee shall be nominated by the Board of Directors of Franklin for election as a director at each meeting of its stockholders at which the class of directors to which Employee is assigned is to be elected and, so long as Employee shall be a director of Franklin, Employee shall be elected to and shall serve on such committees of the Board of Directors of Franklin as Employee shall so determine and on such other committees thereof as the Board of Directors of Franklin shall determine; provided, however, that
                                                       --------  -------
Employee shall not be elected to and shall not serve on the Audit Committee and/or the Compensation and Stock Option Committee of the Board of Directors of Franklin.

     E. If Franklin shall so request, Employee shall become and shall, during such portion of the Employment Period as Franklin shall request, act as a director and/or officer of any subsidiaries of Franklin without any compensation other than that provided for in section 2 hereof.

     F. Franklin will provide Employee during the Employment Period with an office, an executive secretary reasonably acceptable to him and other support reasonably appropriate to his duties hereunder. Employee shall not be required to be absent from his office on business more than thirty (30) working days in any year or more than ten (10) consecutive working days at any one time.

     G. Employee shall be entitled to five (5) weeks vacation in each year during the Employment Period.

     2.     Compensation.
            ------------

     A. Franklin shall pay to Employee, and Employee shall accept from Franklin, for his services hereunder, a base salary ("Salary"), payable in accordance with Franklin's executive payroll policy as in effect from time to time, for each of the one year periods beginning on April 1, 1996, of no less than $550,000 per annum.

     B. Franklin shall pay to Employee, as additional compensation for Employee's services hereunder, an amount ("Bonus") equal to two percent (2%) of Franklin's "Net Income Before Taxes" with respect to each fiscal year which shall end during the Employment Period. For the purposes hereof, Franklin's "Net Income Before Taxes" with respect to a fiscal year shall mean the consolidated net income of Franklin and its subsidiaries before income, franchise and similar taxes of any jurisdiction, whether federal, state, municipal or foreign, for such fiscal year as included in the financial statements examined and reported upon by Franklin's independent certified public accountants and determined in accordance with generally accepted accounting principles applied on a basis consistent with prior years; provided, however,
                                                           --------  -------
that (a) all acquisitions of subsidiaries or divisions during such fiscal year shall be accounted for on a so-called "purchase" basis regardless of the accounting method used in Franklin's financial statements, (b) any income (or loss) due to a change in the accounting treatment of an item shall not be taken into account in arriving at "Net Income Before Taxes" if in the sole discretion of the Compensation and Stock Option Committee of the Board of Directors of Franklin it so determines, and (c) sales, use and similar taxes shall not be considered as franchise taxes. In connection with each fiscal year of Franklin for which Employee was employed by Franklin on the last day of such fiscal year, Franklin shall pay Bonus to Employee, or on his earlier death, to his estate, within ninety (90) days after the end of such fiscal year notwithstanding any termination of the employment of Employee subsequent to the end of such fiscal year for any reason.

     C. Franklin shall make available to Employee, to the extent he satisfies the eligibility requirements thereof and to the extent permitted by law, any fringe benefit program in which senior corporate officers are eligible to participate. Fringe benefit programs include, but are not limited to, pension, stock purchase, savings, life insurance, health insurance, hospitalization and other plans and policies authorized now or in the future. Notwithstanding the foregoing, Employee shall not participate in any profit sharing or bonus plan, except for any so-called 401K Plan that may be provided by the Company and except as otherwise provided in this Employment Agreement.

     D. In addition to any other benefits provided to Employee hereunder, Franklin shall provide Employee with the following:

     (i) a current model of a luxury automobile (such as Mercedes Benz, or a similar vehicle) and all related insurance, operating and maintenance expenses;

     (ii) all reasonable club dues for clubs and other similar organizations which he uses for business purposes;

     (iii) an annual physical examination;

     (iv) reasonable consultations with financial and tax advisors or counselors;

     (v) reimbursement for reasonable legal fees in connection with the execution of this Employment Agreement; and

     (vi) such other benefits and perquisites as are currently being provided to Employee by Franklin.

     E. Franklin shall reimburse Employee for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder upon the presentation of appropriate documentation therefor in accordance with Franklin's regular procedures.

     F. During the Employment Period, Franklin shall cause to be maintained for the benefit of Employee insurance coverage having an aggregate of $1 million face amount on the life of Employee, exclusive of any coverage provided under any group program instituted by Franklin or any of its subsidiaries. Such insurance policy or policies shall be purchased from a life insurance company which shall be acceptable to Employee, which insurance company shall have received a Best rating of A+ for its most recent rating period prior to the date of Franklin's purchase of such insurance policy or policies. Such insurance policy or policies shall be in the form of guaranteed renewable term life insurance requiring annual premium payments fixed for a term of not more than five years, as determined by Franklin in its sole and absolute discretion. Employee shall be the owner of such policy or policies and shall have the right to designate and change beneficiaries, which right shall be unrestricted except as provided by law.

     G. On February 1, 1997 and on each February 1 thereafter through and including the February 1 occurring in the calendar year following the calendar year in which the Employment Period shall terminate, Franklin shall pay to Employee, in addition to all other compensation payable to him hereunder, an additional amount equal to the product of (i) the amount reported as income by Franklin on Employee's Form W-2 for the preceding calendar year which is attributable to Franklin's purchase of the life insurance policy or policies pursuant to the provisions of paragraph F of this section 2, (ii) the combined effective federal, state and local tax rate of Employee for such preceding calendar year, and (iii) a fraction the numerator of which shall be one and the denominator of which shall be one minus the combined effective federal, state and local tax rate of Employee for such preceding calendar year.

     3.     Supplemental Executive Retirement Plan.
            --------------------------------------

     A. If Employee's employment by Franklin shall terminate other than by reason of his death, then, Franklin shall pay to Employee, as additional compensation for his services to Franklin, on the first day of the calendar month following the calendar month in which his employment by Franklin shall terminate and on the first day of each calendar month thereafter, through and including the calendar month in which his death shall occur, an amount ("Monthly Payment") equal to the product of $52.08 and the number of full months of Employee's employment by Franklin which for purposes hereof commenced as of May 1, 1984. For these purposes, employment does not include months, if any, during which Employee receives from Franklin Continuation Pay, as defined in section 6 hereof, or any consulting fees under section 4 hereof; provided,
                                                                 --------
however, that for purposes of calculation of the Monthly Payment, in the case in
- -------
which Franklin is merged or acquired and Termination Pay is paid to Employee under paragraph C of section 7 hereof, or in the case in which Employee is terminated without cause and Termination Pay is paid to Employee under paragraph B of section 7 hereof, the number of full months of Employee's employment by Franklin shall be increased by the number of months in the remaining term of the Employment Period that are included in the calculation of such Termination Pay, but in no case shall Employee's employment be so increased by more than twenty-four months.

          B. If Employee has become entitled under the provisions of paragraph A of this section 3 to payments, then, in the event of Employee's death, Franklin shall pay to Employee's beneficiaries named in a writing provided to Franklin, or, if none, to his surviving spouse, or, if none, to his surviving children, per capita, or, if none, to his estate ("Beneficiaries"), as additional compensation for Employee's services to Franklin, on the first day of the calendar month following the calendar month in which his death shall occur, and on the first day of each calendar month thereafter, the Monthly Payment.

          C. If Employee's employment by Franklin shall terminate by reason of Employee's death, then Franklin shall pay to Beneficiaries, as additional compensation for Employee's services to Franklin, on the first day of the calendar month following the calendar month in which his death shall occur, and on the first day of each calendar month thereafter, the Monthly Payment.

          D. Notwithstanding the provisions of paragraphs B and C of this section 3, no Monthly Payment under said paragraphs B or C of this section 3 shall be made by Franklin after the later to occur of the date of Employee's death or the date on which one hundred and twenty (120) Monthly Payments have been made pursuant to paragraphs A, B, and/or C of this section 3 to Employee and/or Beneficiaries.

          E. During the period for which Monthly Payments are paid by Franklin to Employee under this section 3, Franklin shall provide to Employee and/or beneficiaries without charge all family health care benefits then generally being provided to its executives.

          F. The sole interest of Employee (or, in the event of his death, Beneficiaries) under this section 3 shall be to secure the payments provided for hereunder as and when the same shall become due and payable in accordance with the terms hereof, and neither Employee nor any persons claiming under or through him shall have any right, title or interest in or to any of the assets of Franklin. All amounts payable hereunder shall be paid solely from the general assets of Franklin and Franklin shall not maintain any separate fund or account to provide any payments hereunder. Nothing contained in this Employment Agreement shall be construed to prohibit or to restrict Franklin from paying both the Monthly Payment and any other payment hereunder, including, but not limited to, consulting fees, Continuation Pay, or the Bonus, to Employee or Beneficiaries in connection with any given month during the Employment Period or thereafter.

        4.  Consulting Period.
            -----------------

            Upon expiration of the Employment Period for any reason other than death, disability or for cause, Franklin agrees to retain Employee as a consultant to Franklin for a sixty (60) month period (the "Consulting Period"), during which Franklin shall pay to Employee $2,000 per month and provide to Employee all fringe benefits, including, but not limited to, all health care benefits, that were provided to Employee under this Employment Agreement except those set forth in subparagraphs
(i) through (v) of paragraph D of section 2 hereof. Employee hereby accepts such retention, subject to Employee's right to terminate immediately the Consulting Period at any time on written notice to Franklin. Franklin agrees that any employee stock options theretofore granted to Employee which have not expired on the date that the Consulting Period begins shall remain exercisable through the earlier to occur of the normal expiration date of such options or the end of the Consulting Period.

     5.   Notice of Breach.
          ----------------

          Franklin and Employee agree that, prior to the termination of the employment of Employee hereunder by reason of the material and continued breach of his obligations under this Employment Agreement, or the material and continued misconduct or gross negligence with respect to his obligations hereunder, or in the case of a claim by Employee of diminution of authority under paragraph C of section 7 hereof, the injured party will give the other party written notice specifying such breach or misconduct or gross negligence or diminution and permitting the party to cure such breach or misconduct or gross negligence or diminution within a period of thirty (30) days after receipt of such notice.

     6.   Disability or Death.
          -------------------

         (a) If Employee shall be unable substantially to perform the duties required of him pursuant to his office and the provisions of this Employment Agreement due to any injury, illness or disease, as determined by an independent physician mutually acceptable to Franklin and Employee, and such inability shall continue for a period of six (6) consecutive months, either party shall have the right to terminate Employee's employment pursuant to this Employment Agreement on thirty (30) days written notice. On any such termination, Franklin shall (i) continue to pay to Employee the Salary during the remaining term of the Employment Period and a monthly payment related to Bonus (which monthly payment shall be calculated as one-twelfth of the average of the two Bonus payments accrued for the benefit of or paid to Employee for Franklin's two fiscal years preceding the date of such termination ("the Monthly Bonus")) (hereinafter such Salary and the Monthly Bonus shall be collectively referred to as the "Continuation Pay"); provided, however, that any amounts payable under any
                     --------  -------
disability insurance policy or policies maintained by Franklin shall be credited toward such Continuation Pay; and (ii) pay to Employee, within ninety (90) days of the end of the fiscal year of Franklin in which such termination occurs, a payment related to Bonus equal to two percent (2%) of Franklin's "Net Income Before Taxes" for such fiscal year multiplied by the fraction whose numerator is the number of full or partial months in such fiscal year prior to the date of such termination and whose denominator is twelve (12) (which payment related to Bonus shall be referred to herein as the "Partial Year Bonus Payment").

          (b) Upon the termination of the employment of Employee hereunder due to his death prior to the end of the Employment Period, Franklin shall pay Continuation Pay to the estate of Employee during the remaining term of the Employment Period and, within ninety (90) days of the end of the fiscal year of Franklin in which such death occurs, the Partial Year Bonus Payment.

   7.  Termination.
       -----------

          A. Franklin shall have just and legal cause to terminate the employment of Employee under this Employment Agreement only upon a good faith determination by a majority vote of the members of the Board of Directors of Franklin that the termination of such employment is necessary and in the best interests of Franklin by reason of:

               (i) the conviction of Employee of a felony under state or federal law, or the equivalent under foreign law;

               (ii) the material and continued breach by Employee of his obligations under this Employment Agreement, after compliance with the notice provisions of section 5 hereof; or

              (iii) the material and continued misconduct or gross negligence of Employee with respect to his obligations under this Employment Agreement, after compliance with the notice provisions of section 5 hereof.

              Notwithstanding the foregoing, no termination of Employee's employment under this Employment Agreement shall diminish or affect in any way Employee's rights to the payments provided for in section 2 and section 3 hereof which have accrued or are accruable to and including the date of such termination, except that no Bonus (or Partial Year Bonus Payment) shall be payable in connection with any fiscal year during which the employment of Employee is terminated by Franklin under this paragraph A of this section 7.

          B. Franklin shall have the right to terminate the employment of Employee under this Employment Agreement in its sole and absolute discretion and without cause, in which case Franklin shall pay to Employee, with no mitigation duty in Employee and no offset with regard to any amounts that the Employee may otherwise earn thereafter, (i) the Salary for the number of months in the remaining term of the Employment Period and a payment related to Bonus, which payment, for purposes of this section 7, shall be calculated as the product of the Monthly Bonus and the number of months in the remaining term of the Employment Period on the date of such termination (hereinafter such Salary component and such Bonus component are collectively referred to as the "Termination Pay"); provided, however, that the number of months remaining in
                    --------  -------
the term of the Employment Period shall be limited to twenty-four (24) months for purposes of this paragraph B of this section 7; and (ii) within ninety (90) days of the end of the fiscal year of Franklin in which such termination occurs, the Partial Year Bonus Payment. Franklin shall pay the Termination Pay to Employee in a lump sum payment within thirty (30) days of such termination except in the case in which Franklin's pro forma current ratio (defined as the ratio of its then current assets to current liabilities after giving effect to the lump sum payment by reducing current assets by such amount) is less than 1:1, in which case the Termination Pay shall be paid on a monthly basis to Employee with monthly payments calculated by dividing the Termination Pay by the number of full months remaining in the Employment Period on the date of such Termination, but not in excess of twenty-four (24)
months; provided, however, that should Franklin's pro forma current ratio at any
        --------  -------
time thereafter equal or exceed 1:1, Franklin shall immediately pay the remainder of the Termination Pay to Employee in a lump sum.

          C. Employee shall have the right to terminate his employment under this Employment Agreement, after compliance with the notice provisions of section 5 hereof, on the condition that Employee suffers a diminution in his authority in connection with his employment hereunder (which diminution in authority shall be deemed to occur, without Franklin's ability to cure, should Franklin be acquired by or merged into any other entity), in which case Franklin shall pay to Employee, with no mitigation duty in Employee and no offset with regard to any amounts that Employee may otherwise earn thereafter, (i) an amount equal to the Termination Pay, payable in a lump sum within thirty (30) days of such termination; provided, however, that in no case shall the Termination Pay
                  --------  -------
be based on a remaining term of the Employment Period of less than one year, and
(ii) within ninety (90) days of the end of the fiscal year of Franklin in which such termination occurs, the Partial Year Bonus Payment.

          D. In the case of any termination under the provisions of paragraphs B or C of this section 7, all unexercised employee stock options granted to Employee by Franklin shall immediately become exercisable in full and shall remain exercisable until the earlier to occur of (i) the expiration of six (6) months after such termination or (ii) the date specified in the applicable option agreement or option certificate.

          E. (i) In the event that, as a result of any of the payments or other consideration provided for in paragraphs B and C of this section 7 or otherwise, a tax (an "Excise Tax") shall be imposed upon or threatened to be imposed upon Employee by virtue of the application of section 4999(a) of the Internal Revenue Code of 1986 as now in effect or as the same may at any time or from time to time be amended (the "Code") or any similar provisions of state or local tax law, Franklin shall indemnify and hold Employee harmless from and against any and all such taxes (including additions to tax, penalties and interest and additional Excise Taxes, whether applicable to payments made pursuant to paragraph B or C of this section 7 or otherwise) incurred by, or imposed upon, Employee and all expenses arising therefrom. Each indemnity payment to be made by Franklin hereunder shall be increased by the amount of all federal, state and local tax liabilities (including additions to tax, penalties and interest and Excise Taxes) incurred by, or imposed upon, Employee so that (a) the effect of receiving all such payments will be such that Employee shall be held harmless on an after-tax basis from the amount of all Excise Taxes imposed upon payments made pursuant to paragraph B or C of this section 7 or otherwise and all taxes, penalties and interest and Excise Taxes with respect to payments under this paragraph E under the laws of all federal, state and local taxing authorities and (b) Employee shall not incur any out-of-pocket cost or expenses of any kind or nature on account of the Excise Tax and the receipt of the indemnity payments to be made by Franklin.

          (ii) Each indemnity payment to be made pursuant to this paragraph E shall be payable within fifteen (15) business days of delivery by Employee of a written request (a "Request") for such payment to Franklin (which Request may be made prior to the time Employee is required to file a tax return showing a liability for an Excise Tax or other tax). A request shall set forth the amount of the indemnity payment due to Employee and the manner in which such amount was calculated and Employee shall thereafter submit such other evidence of the indemnity to which Employee is entitled as Franklin shall reasonably request. All such information shall, if Franklin shall so request, be set forth in a statement signed by a prominent accounting firm or a partner thereof and Franklin shall pay all fees and expenses of such accounting firm incurred in the preparation thereof.

          (iii) Employee agrees to notify Franklin (a) within fifteen (15) business days of being informed by a representative of the Internal Revenue Service (the "Service") or any state or local taxing authority that the Service or such authority intends to assert that an Excise Tax is or may be payable, (b) within fifteen (15) business days of Employee's receipt of a Revenue Agent's report (or similar document) notifying him that an Excise Tax may be imposed and
(c) within fifteen (15) business days of Employee's receipt of a Notice of Deficiency under Section 6212 of the Code or similar provision under state or local law which is based in whole or in part upon an Excise Tax and/or a payment made to Employee hereunder.

          (iv) After receiving any of the aforementioned notices, and subject to Employee's right to control any and all administrative and judicial proceedings with respect to, or arising out of, the examination of Employee's tax returns, except as such proceedings relate to an Excise Tax, Franklin shall have the right (a) to examine all records, files and other information and documentation in Employee's possession or under his control, (b) to be present and to participate, to the extent desired, in all administrative and judicial proceedings with respect to an Excise Tax, including the right to appear and act for Employee at such proceedings in resisting any contentions made by the Service or a state or local taxing authority with respect to an Excise Tax and to file any and all written responses in connection therewith, (c) to forego any and all administrative appeals, proceedings, hearings and conferences with the Service or a state or local taxing authority with respect to an Excise Tax, (d) to compromise or settle any tax examination, audit, contest or litigation in respect to an Excise Tax on Employee's behalf, and (e) to pay any tax increase on Employee's behalf and to control all administrative and judicial proceedings with respect to a claim for refund from the Service or a state or local taxing authority with respect to such tax increase.

          (v) Franklin shall be solely responsible for all reasonable legal and accounting or other expenses (whether of Employee's representative or of Franklin's representative) incurred in connection with any such administrative or judicial proceedings insofar as they relate to an Excise Tax or other tax increases resulting therefrom and Employee agrees to execute and file, or cause to be executed and filed, such instruments and documents, including, without limitation, waivers, consents and Powers of Attorneys, as Franklin shall reasonably deem necessary or desirable in order to enable it to exercise the rights granted to it hereunder.

          (vi) Franklin's liability shall not be affected by Employee's failure to give any notice provided for hereunder unless such failure materially prejudices its ability to defend itself as provided for hereunder. Employee may not compromise or settle a claim which is indemnified against hereunder without Franklin's consent, unless Employee can establish by a preponderance of the evidence that Franklin's decision was not made in the good faith belief that a materially more favorable result could be obtained by continuing to defend against the claim (or prosecute a claim for refund).

     8.   Confidentiality.
          ---------------

          Employee agrees, during and after the Employment Period, to keep secret and confidential all information heretofore or hereafter acquired by him concerning Franklin's business and affairs and/or the business and affairs of any of its subsidiaries, and further agrees that he will at no time during the Employment Period or thereafter disclose any such information to any person, firm or corporation, other than to Franklin's directors, officers, employees, auditors and legal advisors, or use the same in any manner other than in connection with Franklin's business and affairs or the business and affairs of any subsidiaries, except (i) as may be required by law, (ii) in connection with Employee's enforcement of his rights under this Employment Agreement, (iii) as to such information as may already have become publicly known other than through Employee in violation of this section 8, and (iv) with Franklin's consent.

     9.    Inventions.
           ----------

          Employee agrees for no additional consideration to assign to Franklin, immediately upon making or acquiring them, and whether or not conceived or developed during Employee's working hours, any and all inventions, processes, patent rights, letters patent, copyrights, trademarks, trade names, other intangibles and applications therefore, in the United States and all other countries, and any and all rights and interests in, to and under the same which he may legally transfer, now possessed by him or acquired by him prior to or during the Employment Period or during the Consulting Period, relating in any way to the business and activities of, or the equipment, devices, processes and formula connected with, Franklin's business (including businesses and products in the development or research stage) or any other business conducted by Franklin and any subsidiaries and agrees that, upon request, Employee will promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary or desired by Franklin to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this section 9 and which may be necessary to enable Franklin, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof, it being understood that all such rights are the sole property of Franklin.


      10. Noncompete.
          ----------

          A. Employee agrees that, to the extent permitted by law, he shall not, during the Employment Period and for a period of three (3) years commencing on the latter of the date of termination of the Employment Period or the end of the Consulting Period (the "Noncompete Period"), directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be an officer, director or employee of, or a consultant to, or authorize the use of his name by, or be connected in any manner with, any business, firm or corporation, in any town, city, county or state of the United States of America or of any country in the world, which at the time or at any time during the Noncompete Period manufactures, sells, leases or distributes products competitive with any products of Franklin or any subsidiaries, including any products in the research and development stage at Franklin, on the date of the termination of such employment; provided, however,
                                                             --------  -------
that the Noncompete Period shall be reduced by one month for each month of the Consulting Period, but in no case shall the

Noncompete  Period be reduced by more than twelve (12) months.

          B. In the event that any court finds that the territory set forth in paragraph A of this section 10 is too broad in which to enforce this covenant, the territory will be limited to the United States of America.

          C. In the event that any court finds that the territory set forth in paragraph B of this section 10 is too broad in which to enforce this covenant, the territory will be limited to the portion of the United States of America east of the Mississippi River.

          D. In the event that any court finds that the territory set forth in paragraph C of this section 10 is too broad in which to enforce this covenant, the territory will be limited to the State of New Jersey.

          E. The provisions of this section 10 shall not apply to investments by Employee in shares of stock traded on a national securities exchange or on the national over- the-counter market which shall constitute less than three percent (3%) of the outstanding shares of such stock.

   11.  Equitable Relief.
        ----------------

          Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of sections 8, 9, or 10 hereof will cause irreparable injury and incalculable harm to Franklin and that Franklin shall, accordingly, be entitled to injunctive or other equitable relief. The foregoing, however, shall not be deemed to waive or to limit in any respect any other right or remedy which Franklin may have with respect to such breach.

     12.  Indemnification.
          ---------------

          Franklin will indemnify Employee (and his legal representatives or other successors) to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania and Franklin's existing certificate of incorporation and by-laws, as the same may be amended from time to time, and Employee shall be entitled to the protection of any insurance policies or self-insurance reserves Franklin may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of Franklin and any subsidiaries; provided, however, that Employee
                                             --------  -------
shall not be entitled to indemnification hereunder in the event of his fraud or the reckless disregard of his duties hereunder.

     13.  Jurisdiction and Venue.
          ----------------------

          The parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue in the courts of the State of New Jersey and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Employment Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Employment Agreement, or a breach of this Employment Agreement or any such document or instrument.

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

     14.  Notices.
          -------

          All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for Franklin, shall be addressed to it, attention of its General Counsel, at the address above, and if intended for Employee, shall be addressed to him at the address above, or at such other address of which Franklin or Employee shall have given notice to the other in the manner herein provided.

     15.  Entire Agreement.
          ----------------

          The Employment Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein and no waiver or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Employment Agreement are superseded by this Employment.

     16.  Severability.
          ------------

          If any provision in this Employment Agreement is invalid, illegal or unenforceable, the balance of this Employment Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     17.  Non-Assignability.
          -----------------

          This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however,
                                                             --------  -------
that this Employment Agreement may not be assigned by any of the parties hereto other than by and among Franklin and any subsidiaries and/or affiliates.

     18.  Law.
          ---
         This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     19.  Withholding.
          -----------

          All payments hereunder shall be subject to withholding and to such other deductions as shall at the time of such payment be required pursuant to any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the executors or administrators of the Employee's estate, the delivery to Franklin of all necessary tax waivers and other documents.
            IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates below.

                                      FRANKLIN ELECTRONIC PUBLISHERS, INC.



                                 By:  /s/     Gregory J. Winsky
                                      ------------------------------------
                                      Gregory J. Winsky,
                                      Senior Vice President


                                 Date: June 6, 1996



                                      /s/     Morton E. David
                                      ------------------------------------
                                      Morton E. David


                                 Date: June 6, 1996

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